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                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, is made on February 5, 1997, between AD-CRAFT, INC., an Indiana corporation whose F.E.I.N. is 35-1461298 ("SELLER") and UNIVERSAL OUTDOOR, INC., an Illinois corporation whose F.E.I.N. is 36-3951893 ("BUYER"). In consideration of the mutual promises and undertakings contained in this Agreement, and other good and valuable consideration, the receipt of which is acknowledged, the SELLER agrees to sell and BUYER agrees to buy certain specified assets of SELLER, upon the following terms and conditions:

     1.0 EFFECTIVE DATE. The effective date of the transfer of the assets to be conveyed shall be the date of Closing ("Closing Date").

     2.0 ASSETS TO BE SOLD. SELLER agrees to convey to the BUYER, at the time of Closing, good and merchantable title to the assets, by a Bill of Sale and Assignment and Assumption Agreements, the following property ("Assets") at the locations listed on Exhibit 2.0 ("Locations"):

          2.1 OUTDOOR ADVERTISING DISPLAYS. All outdoor advertising displays ("Displays") at the Locations in Exhibit 2.0 which Displays shall be conveyed pursuant to the original Bill of Sale in the form attached as Exhibit 2.1;

          2.2 GROUND LEASES. The title, leases, licenses or agreements for the rights of use ("Leases"), for the Locations listed on Exhibit 2.0, which Leases shall be attached to and shall be conveyed by original Assignment and Assumption of Leases in the form attached as Exhibit 2.2;

          2.3 ADVERTISING CONTRACTS. The advertising contracts ("Contracts") for the Locations listed on Exhibit 2.0, which Contracts shall be attached to and shall be conveyed by original Assignment and Assumption of Advertising Contracts in the form attached as Exhibit 2.3;

          2.4 PERMITS. All existing permits ("Permits") for the Locations listed on Exhibit 2.0, which Permits shall be attached and shall be conveyed by original Assignment and Assumption of Permits, which is attached as Exhibit 2.4;

          2.5 UNBUILT LOCATIONS. The newly built, partially built and unbuilt Locations of SELLER, including Displays, Leases, Contracts, and Permits for such locations ("Unbuilt Locations") described on Exhibit 2.5. These shall be conveyed by appropriate Bills of Sale and Assignment and Assumption Agreements in the form attached as Exhibits 2.2, 2.3 and 2.4; and

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          2.6  All Leases, Contracts, Permits and other rights are transferred subject to any limitations, terms or restrictions contained in the documents.

     3.0 PURCHASE PRICE. BUYER agrees to purchase the assets listed above for the sum of $5.5 million (plus $51,420.00 for cost reimbursement to Seller for certain Unbuilt Locations specified on Exhibit 2.5 and plus or minus prorations specified below) payable to the order of SELLER. The Purchase Price shall be paid by wire transfer as designated by SELLER on Exhibit 3.0.

     4.0 CLOSING. This transaction shall be closed ("Closing") on February 5, 1997, or on such date as mutually agreed, in the office of Universal Outdoor, Inc., located at 4201 Morgan Avenue, Evansville, Indiana.

     5.0  TRANSFER OF ASSETS.

          5.1 At Closing, SELLER shall convey all property and assets referred to in Paragraphs 2.0 through 2.5 to BUYER by delivering to BUYER the Bill of Sale and Assignment and Assumption Agreements in the form set forth on Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5. At all times prior to Closing, all rights to and responsibility for the Assets shall remain with SELLER.

          5.2 SELLER shall be entitled to all payments due under the Contracts for the month of January, 1997 and before. BUYER shall be entitled to all payments due under the Contracts for the month of March, 1997, and after. SELLER shall issue bills to advertisers under the Contracts for the month of February, 1997 and shall have the right and obligation to collect all sums owed pursuant to such billings. BUYER shall be entitled to a credit at Closing for a prorated amount of the February billings for that portion of the month of February beginning the day after Closing through the end of the month. The parties agree that the February billings were $70,525. In the event the SELLER receives payments belonging to BUYER after Closing, those payments shall be immediately transferred to the BUYER and the SELLER shall endorse any such checks payable to the order of the BUYER. Any sums due under the Contracts for any time period before the month of March, 1997, shall remain the property of the SELLER and shall continue to be a receivable of the SELLER, even after Closing. If there shall be any check received pertaining to both time periods (before and after February 28, 1997) BUYER and SELLER agree to distribute the proceeds in a manner consistent with this paragraph. At Closing, SELLER shall deliver executed notices from SELLER to advertisers directing payment to BUYER after the Closing of payments for advertising services after February 28, 1997, on the Contracts conveyed. At Closing, SELLER shall deliver executed notices from SELLER to lessors of the Leases advising the lessors that the SELLER's obligations under the Leases have been assigned to the BUYER effective on the Closing Date. All notices in this Section 5.2 shall be in the form attached as Exhibit 5.2.

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          5.3   SELLER will, on or after Closing, execute and deliver any other documents as may be reasonably necessary to transfer or further perfect title to the Assets transferred to BUYER including, without limitation, bills of sale, assignments, permits and any other documents, sending letters and notices to advertisers, lessors and appropriate government officials notifying them of the date of transfer and that future payments, notices, etc., are to be directed to BUYER or its nominee.

     6.0 CLOSING STATEMENT. At the time of Closing, the parties shall execute the Closing Statement attached as Exhibit 6.0 which reflects appropriate debits and credits on account of the Purchase Price, prorations, security deposits and other adjustments as more fully described in this Agreement.

     7.0 DOCUMENTATION. At the time of Closing, SELLER shall deliver to BUYER the original or one copy of the following:

               7.0.1 all Leases, Contracts, Permits and previous bills of sale, assignments or documents reflecting or relating to the transfer of the Assets;

               7.0.2  all communications from lessors,
               advertisers, government authorities or third-parties relating to the Assets or the operation of Assets;

               7.0.3 a complete list of all lessors, advertisers and their respective mailing addresses and phone numbers; and

               7.0.4  all photographs of Displays and all art
               work, sketches, pounce patterns, diagrams, schematics and related materials.

     7.1. SELLER may retain copies of and shall continue after Closing to have access to any documents provided to the BUYER for the limited purpose of complying with SELLER's legal or financial obligations. SELLER shall not use or disclose documents retained for any purpose prohibited by this Agreement or Exhibit 12.7 or for any other purposes detrimental to BUYER.

     7.2 This provision shall not constitute a covenant by or requirement that the BUYER preserve or retain for more than one year from Closing any documents delivered under this provision.

     8.0 NO LIENS AT CLOSING. SELLER will, prior to or at the Closing, take such steps necessary to deliver title to the Asset free from any liens or encumbrances and as other warranted. To the extent any liens or encumbrances as reflected by updated searches

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of public records remain unreleased at Closing, provision shall be made for the immediate payment of same from the funds payable from BUYER to SELLER at Closing.

     9.0 PRORATIONS. The Purchase Price set forth in Paragraph 3.0 is subject to the following adjustments and prorations:

     9.1 Plus an amount which will credit SELLER for lease payments which have been paid in advance for time periods following Closing ("Prepaid Leases"), including those reflected on Exhibit 9.1.

     9.2  Minus the amounts which will credit BUYER for the following:

          9.2.1 Any lease payments for which BUYER becomes obligated relating to any period of time prior to Closing.

          9.2.2 Any advertising services delivered after Closing for which SELLER has already billed or otherwise receives payment, including those reflected on Exhibit 9.2.2.

          9.2.3 All items of income and expense listed below relating to the Assets will be prorated as of the Closing Date, with SELLER liable to the extent such items relate to any time period up to and including the Closing Date, and BUYER liable to the extent such items relate to periods on or subsequent to the Closing Date; including without limitation
          (a) personal property, real estate, occupancy and water taxes, if any, on or with respect to the Assets; (b) rent, taxes and other items payable by SELLER under any contract to be assigned to or assumed by BUYER; (c) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and (d) all rentals that are or would be payable or have accrued pursuant to lease provisions requiring lease payments based in whole or in part upon a percentage of advertising revenue ("Percentage Leases") and which involve periods prior to the Closing Date (for purposes of this Section 9.2.3, the Closing Date shall be the end of any such periods for accrual purposes); (e) all items paid or payable on or after the Closing Date under any obligation specifically assumed to the extent not specifically referenced in clauses (a) - (d) above) which are normally prorated in connection with similar transactions. A list of Percentage Leases with the date of expiration is attached as Exhibit 9.2.3;

          9.2.4 If current payments with respect to items to be prorated pursuant to this Section 9.2 are not ascertainable on or before

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          the Closing Date, such payments shall be prorated on the
          basis of the most recently ascertainable bill therefor and shall be reprorated between SELLER and BUYER when the current bills with respect to such items have been issued and a cash settlement shall be made within thirty (30) days after notice by either party.

     10.0 SELLER'S WARRANTIES. SELLER represents, warrants and agrees that the following are true and correct on the date of this Agreement and will continue to be true and correct on each day until and including the Closing as though made on and as of each day:

     10.1 ORGANIZATION. SELLER is a corporation formed under the laws of the State of Indiana, it has complied with all laws concerning the right of the corporation to conduct its business and is legally qualified to transact such business. SELLER has the full corporate power and authority to own, lease and operate its properties and conduct its business as conducted in the places where the properties are now owned, leased or operated, by SELLER.

     10.2 AUTHORIZATION. SELLER is duly authorized to execute, deliver and complete this Agreement.

     10.3 LIABILITIES. As of the date of this Agreement, SELLER has no knowledge of any liability, absolute or contingent, arising from or in any way connected with the Assets, except as set out on Exhibit 10.3.

     10.4 LITIGATION. To SELLER's knowledge, there is no action, proceeding, or investigation pending or threatened against SELLER or involving any of the Assets before any court or before any governmental department, commission, board, agency, or instrumentality, nor does SELLER know of any basis for any such action, proceeding or investigation which could result in any order, injunction or decree against SELLER or involve any of the Assets, except as set out in Exhibit 10.4.

     10.5 AGREEMENTS. This Agreement will not conflict with, result in a breach of the terms and conditions of, accelerate any provision of, or constitute any default under any contract or agreement to which SELLER is now, or may become a party.

     10.6 TITLE OF ASSETS. SELLER has good title to all of the Assets, including all properties, rights and interests to be conveyed, and the Assets are subject to no mortgage, pledge, lien, charge or encumbrance of any nature, except those encumbrances listed on Exhibit 10.7 which will be discharged at or before the Closing.

     10.7 AS-IS SALE. The Displays and Assets to be sold to BUYER have been inspected and examined by BUYER and BUYER accepts said Displays and Assets in

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     their current condition, as-is, and without any representations by SELLER as to their condition, design, or compliance with applicable codes.

     10.8 COMPLIANCE WITH STATES' CORPORATE LAWS. SELLER has complied with all the requirements and conditions of all applicable corporation laws, all tax or revenue acts and all laws pertaining to the transfer of the Assets in the states of Indiana, Kentucky and elsewhere and, if requested by BUYER prior to Closing, will deliver to BUYER proper certified copies of corporate resolutions authorizing negotiation and consummation of this transaction.

     10.9 LEASES. The Leases are valid and in full force and effect and permit the continued presence of the Display in accordance with the Lease terms. Neither SELLER, nor to SELLER's knowledge, is any lessor in default of any Lease. All Leases are freely assignable to BUYER without consent of the lessors or any other party. Contractual lease payments coming due on or before Closing have been made by SELLER for all periods up to and including Closing.

     10.10 CONTRACTS. The Contracts are valid and in full force and effect. Neither SELLER, nor to SELLER's knowledge, is any advertiser in default of any Contract. All Contracts are freely assignable to BUYER without consent of the advertisers or any other party.

     10.11 PERMITS. SELLER has obtained all permits and other federal, state and local authorizations necessary to allow the continued presence of the Displays where located, except as provided on Exhibit 10.11; all applicable fees for such permits have been paid; all such permits are valid and in effect and to SELLER's knowledge are fully transferable to BUYER without the consent of the issuer or any other party; neither the execution nor the consummation of this Agreement will terminate any Permit. SELLER agrees to reasonably cooperate with BUYER in providing necessary information to renew any Permit expiring within one year after Closing.

     10.12 BROKERS. SELLER is not a party to or in any way obligated under any contract for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement, and notwithstanding paragraph 15, SELLER agrees to indemnify and hold BUYER harmless from any liability arising from this transaction from any loss, liability or obligation incurred by BUYER by reason of a breach of this representation.

     10.13 DISCLOSURE. No representation or warranty made by SELLER in this Agreement, nor any statement or certificate already furnished or to be furnished by SELLER in connection with the transactions contemplated, contain any known untrue statement of or fails to state a known material fact.

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     1.  DISPLAY AND ADVERTISING FACES.  There are sixty-four (64) Displays with a total of one hundred forty (140) advertising faces being purchased by BUYER.

     2. NO CONTINUING INTEREST. Following Closing, neither SELLER nor any officer, director, shareholder or affiliate of SELLER will have any direct, indirect or beneficial ownership or other financial interest in any real or personal property which is in any way involved with or related to the operation of the Assets being purchased by BUYER except as provided on
     Exhibit 10.15.

     11.0 BUYER'S WARRANTIES. BUYER represents, warrants and agrees that the following are true and correct on the date of this Agreement and will continue to be true and correct on each day until and including the Closing as though remade each day.

     11.1 ORGANIZATION. BUYER is a corporation formed under the laws of the State of Illinois, it has complied with laws concerning the right of the corporation to conduct its business and is legally qualified to transact such business. BUYER has the full corporate power and authority to own, lease and operate its properties and conduct its business as conducted in the places where the properties are now owned, leased or operated, by SELLER.

     11.2 AUTHORIZATION. BUYER is duly authorized to execute, deliver and complete this Agreement.

     11.3 COMPLIANCE WITH STATES' CORPORATE LAWS. BUYER will comply with all the requirements and conditions of the Business Corporation Act ("Act"), in the state of Illinois relative to the purchase of the Assets by the Closing Date and, if requested by SELLER, will deliver to SELLER an Officer's Certificate attesting to the authority of BUYER to negotiate and consummate this transaction whether or not required by the Act.

     11.4 BROKERS. BUYER is not a party to or in any way obligated under any contract for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement, and notwithstanding paragraph 15, BUYER agrees to indemnify and hold SELLER harmless from any liability arising from this transaction from any loss, liability or obligation incurred by SELLER by reason of a breach of this representation.

     12.0 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of BUYER to close or perform is subject to the satisfaction of the following conditions, any of which the BUYER may at its election enforce or waive:

     12.1 All representations and warranties of SELLER hereunder shall be true and correct as of the date of this Agreement and shall be true and correct in all respects on the Closing Date with the same force as if such representations and warranties had

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     been made on the Closing Date, all agreements to be performed by SELLER on or prior to the Closing Date shall have been fully performed, and BUYER shall have received, if requested, a certificate dated on the Closing Date signed by the duly authorized President or Vice-President and attested to by the Secretary or an Assistant Secretary of SELLER to that effect.

     12.2 If requested by BUYER in writing, BUYER shall have received an original certificate of good standing for the SELLER issued by the state of Indiana dated within five (5) days of the Closing Date; and resolutions of the Board of Directors of SELLER, authorizing the execution, delivery and performance of this Agreement and the Note, certified by the Secretary or an Assistant Secretary of SELLER.

     12.3 There shall not have been any material adverse change in SELLER's Assets or conditions, financial or otherwise, including without limitation its relationships with lessors, advertisers or others, between the date of this Agreement, and the Closing Date. SELLER agrees to operate and maintain its business in its regular course from the date of this Agreement to Closing.

     12.4 SELLER shall have maintained its Assets to be conveyed, including the Displays, in at least as good condition and repair as on the date of this Agreement and will not voluntarily suffer anything to be done that will decrease the value of its property, ordinary wear and tear excepted.

     12.5 Counsel for BUYER shall have approved the form, substance and sufficiency of all instruments to be delivered by SELLER at or before Closing. Approval will not be unreasonably withheld.

     12.6 If SELLER cannot timely cure any defect which prevents Closing after good faith efforts, then either party may rescind this Agreement.

     12.7 SELLER shall have executed and delivered to BUYER a Noncompetition, Nonsolicitation and Nondisclosure Agreement in the form attached as Exhibit 12.7.

     12.8 SELLER shall have executed leases or otherwise conveyed to BUYER property rights for those locations listed on Exhibit 10.15.

     13.  GENERAL CONDITIONS.

     13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made by the Parties to this Agreement shall survive the consummation and/or Closing of this Agreement and any investigation made at that time by or on behalf of either party.

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     13.2  SUCCESSORS.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of SELLER and BUYER.

     13.3 NOTICES. All notices shall be in writing and delivered in person or sent by certified, registered or express mail or by facsimile:

     IF FOR SELLER, ADDRESSED TO:  David Mounts
                                   Ad-Craft, Inc.
                                   Eastside Industrial Park
                                   P.O. Box 3872
                                   Evansville, IN 47737-6128
                                   Telephone: (812) 479-9660
                                   Facsimile: (812) 479-6128

     IF FOR BUYER, ADDRESSED TO:   Universal Outdoor, Inc.
                                   Paul G. Simon, Secretary
                                   321 N. Clark St., Suite 1010
                                   Chicago, Illinois 60610
                                   Telephone: (312)-644-8673
                                   Facsimile: (312)-644-8071

or such other address for either or both as is stated in a written notice given in compliance under this clause.

     13.4 HEADINGS. The various headings used in this Agreement as headings for sections or otherwise are for convenience only and shall not be used in interpreting the text of the section in which they appear.

     13.5 PRESS RELEASES. Any press releases or other public announcement of this transaction, other than any filing that may be required by law, shall be first approved by BUYER.

     13.6 SEVERABILITY. The invalidity of any provision of this Agreement shall not impair the validity of any other provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable and the Agreement shall be enforced with that provision severed or as modified by the court to the extent necessary to carry out the present manifest intentions of the parties.

     13.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement sets forth the entire understanding of the parties. It may be amended, modified or terminated only by instruments signed by the parties.

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     13.8  COUNTERPARTS.  This Agreement is executed in three counterparts, each of which shall be deemed to be and shall constitute one and the same instrument.

     13.9 FEES AND COSTS. BUYER and SELLER agree that each party shall bear its own costs and expenses, including attorneys' fees, in connection with this transaction.

     14.  INDEMNIFICATION.

     14.1 SELLER shall defend, indemnify and hold BUYER harmless against and in respect of:

          14.1.1 Any and all loss, damage, deficiency, or liability from (i) any misrepresentation, breach of representation, warranty or covenant, or nonfulfillment of any agreement on the part of SELLER contained in this Agreement; and (ii) any liability or obligation incurred by SELLER or arising out of any event or circumstances occurring prior to the Closing Date which is not assumed by BUYER; and

          14.1.2 Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to sub-paragraph 14.1.1.

     14.2 BUYER shall defend, indemnify and hold SELLER harmless against and in respect of:

          14.2.1 Any and all loss, damage, deficiency, or liability from (i) any misrepresentation, breach of representation, warranty or covenant, or nonfulfillment of any agreement on the part of BUYER under this Agreement; (ii) any breach or nonfulfillment of the terms by BUYER of any document assigned to the BUYER including, without limitation, Leases and Advertising Contracts assigned to BUYER; (iii) any liability or obligation incurred by BUYER or arising out of any event or circumstances involving the assets occurring on or after the Closing Date; and

          14.2.2 Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to sub-paragraph
          14.2.1.

     14.3 BUYER or SELLER shall, within reasonable time of its receiving notice of a claim, give written notice to the other party of any claim for which that party seeks indemnification under paragraphs 14.1 and 14.2, and the indemnitor shall have the right to contest, defend, or litigate any matter in respect of which indemnification is

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     claimed. Any delay in or failure to give notice of a claim for indemnification shall not relieve the indemnitor's obligation, except to the extent that indemnitor can demonstrate prejudice by such delay or failure. The indemnitor shall have the exclusive right to settle, either before or after the initiation of litigation, any matter in respect of which indemnification is claimed, but prior to any such settlement, written notice of its intention to do so shall be given to the other party. In the event the indemnitor fails promptly to defend any such claim as provided in paragraphs 14.1 or 14.2, the other party may do so and shall then have the right, in its sole discretion, exercised in good faith and upon the advice of counsel, to settle, either before or after the initiation of litigation, any matter in respect of which indemnification is claimed.

     15. CORPORATE NAME. BUYER specifically agrees that it is not acquiring any right to use the name of SELLER in the operation of the Assets purchased. BUYER further agrees that it will cause to be removed any name identification of the SELLER from the purchased Assets within one hundred eighty (180) days of Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNIVERSAL OUTDOOR, INC.       AD-CRAFT, INC.


By: /s/ Paul G. Simon                    By: /s/ David Mounts
   ----------------------------            ----------------------------
Its:  Vice-President                    Its:  Treasurer
    ---------------------------             ---------------------------